                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

[WILLIAMS COMMUNICATIONS LOGO]


Date:     October 16, 2002

Contact:  Deborah Trevino                    Lindsay Hurley Fick
          Williams Communications (media)    Williams Communications (investors)
          (918) 547-4764                     (918) 547-3773
          deborah.trevino@wcg.com            lindsay.hurley.fick@wcg.com


                        WILLIAMS COMMUNICATIONS COMPLETES
                         RESTRUCTURING, EXITS CHAPTER 11
        Company Emerges in Six Months Retaining All Key Network Customers

         TULSA, OK - October 16, 2002 - Williams Communications Group, Inc. announced today that it has completed its financial restructuring and has emerged from Chapter 11 proceedings as WilTel Communications Group, Inc., a Nevada corporation. Its Plan of Reorganization, which was confirmed by the United States Bankruptcy Court for the Southern District of New York on September 30, 2002, became effective on October 15, 2002. The Company will continue to operate from its Tulsa headquarters.

         The Company emerges with a new $375 million credit facility and no other substantial debt obligations other than those related to its headquarters building.

         Under the Company's Plan of Reorganization, existing shares of WCG stock (OTCBB: WCGRQ) have been cancelled. The Company has issued 50,000,000 WilTel Communications shares for distribution, approximately 54 percent of which have been issued for distribution to unsecured creditors and 44 percent of which have been issued to Leucadia National Corporation (NYSE:LUK). Leucadia has invested $150 million in the Company and purchased the claims of The Williams Companies for $180 million, which funds will be released to the Company and The Williams Companies upon receipt of requisite FCC regulatory approvals which are expected to be obtained in the fourth quarter of 2002. The remaining two percent of the new equity has been set aside for potential recovery by holders of securities-related claims through a channeling injunction approved by the Court.

         The Company noted that its swift emergence and ability to maintain all of its network business is a testament to the dedication of its employees and loyal customers.

         Separately, the Company announced that Howard Janzen has resigned as president, CEO and as a director. The WilTel Board of Directors expressed its appreciation to Mr. Janzen: "Today WilTel emerges as a financially healthy, industry leader. This is a testament to the foundation created by Howard and the outstanding leadership provided by him during the Company's recent restructuring. Howard is a major reason for the Company's rapid emergence from Chapter 11 and for the seamless management of operations and customer care since the company's founding and over these difficult past six months. We thank him for his commitment and hard work on behalf of the Company as the Board begins the search for the next leader to continue WilTel's growth and industry leadership."

         The Company will focus on offering solutions to a sophisticated customer base with complex communications needs, including leveraging the Company's strategic relationships with global telecom leaders, while growing its customer base and increasing sales momentum for its core offerings which include voice and data services. The Company's 17 years of experience and quality of service, which are critical for the delivery of video applications and content, will help it to maintain its leadership position in the media and entertainment sector.

         The Company's Board of Directors consists of J. Patrick Collins, Ian M. Cumming, William H. Cunningham, Michael Diament, Alan J. Hirschfield, Jeffrey C. Keil, Michael P. Ressner, Joseph S. Steinberg, with one seat vacant as a result of Mr. Janzen's resignation.

About WilTel Communications (formerly Williams Communications)

         WilTel Communications (OTCBB: WTELV) provides data, voice and media transport solutions to a growing carrier-class customer base with complex communications needs. Such customers include leading global telecommunications and media and entertainment companies - companies where bandwidth is either their primary business or a core component of the products and services they deliver. WilTel's advanced network infrastructure reaches border-to-border and coast-to-coast with international connectivity to accommodate global traffic. For more detailed information, visit www.wiltelcommunications.com.

This press release may contain "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include WilTel's ability to obtain requisite FCC approvals. Additional information that could lead to material changes in performance is contained in filings with the Securities and Exchange Commission made by the Company.

                                       ###